Exhibit 10.01

           AGREEMENT AND PLAN FOR CORPORATE SEPARATION

1    Date of Agreement.  The date of this Agreement is the 21st day of
July, 2000.
2    Parties.
     2.1 APTA HOLDINGS, INC., a Delaware corporation, with addresses at 215 West Main Street, Maple Shade, New Jersey, 08052 ("Apta");
     2.2 SPRING VILLAGE HOLDINGS, INC., a New Jersey corporation, with addresses at 215 West Main Street, Maple Shade, New Jersey, 08052 ("Spring Village"); and
     2.3 GAVELLA CORP., a Delaware corporation, with addresses at 215 West Main Street, Maple Shade, New Jersey, 08052 ("Gavella").
3    Background.
     3.1 100% of the outstanding shares of common stock of Spring Village are owned by Apta;
     3.2  Apta is engaged in the separate businesses of (i) owning and operating
income producing properties through its ownership of Spring Village, and (ii) originating and servicing loans to businesses and individuals through a subsidiary corporation known as Beran Corp., a Delaware corporation ("Beran").
     3.3 The directors of Apta have agreed upon a division of the business of Apta so that the business of Spring Village will be owned in a separate corporate form by Gavella, and the business of Beran will continue to be owned by Apta.
4    Plan of Corporate Separation.   The following Plan of Corporate
Separation,
hereinafter referred to as the "Plan", is hereby approved, adopted and agreed upon:
     4.1  Organization of Gavella Corp.  Apta shall cause to be organized, under
the laws of the State of Delaware, a new corporation known as Gavella Corp., with
powers and capitalization as set forth in the certificate of incorporation
attached hereto as Schedule 4.1.    Of the 3,000,000 authorized shares of
Gavella, 2,000,000 shares shall be issued and delivered to Apta in fully paid, non-assessable certificates.
     4.2 Transfer of Assets to Gavella. In exchange for the 2,000,000 shares of Gavella, Apta shall assign, transfer, convey and deliver to Gavella 500,000 shares of the common stock of Spring Village, representing 100% of the outstanding stock of Spring Village, subject to all of the liabilities of Spring Village, and all of the obligations of Apta related to Spring Village, including the terms and conditions of the Stock Pledge Agreement between ARCA Corp. (Apta's predecessor) and Resource Properties XXIII, Inc., as amended, a copy of which is attached hereto as Exhibit 4.2.
     4.3 Indemnification by Gavella. Gavella hereby guarantees payment of all liabilities, obligations, debts and demands of Apta related to the current and past activities of Spring Village.
     4.4 Closing. Closing shall take place on August 7, 2000 at 2:00 p.m., and the transactions contemplated by the Plan and this Agreement shall be consummated at the office of Apta. Each of the parties shall execute and deliver such further instruments as may be reasonably requested by the other parties in order to carry out the purpose and intent of the Plan and this Agreement.
     4.5 Authorization. This agreement is being executed by Apta pursuant to a resolution adopted this day at a special meeting of its directors. This Agreement is also being executed by Gavella pursuant to a resolution adopted this day at a special meeting of its directors.
5    Notices.  All notices, requests, and demands given to or made upon the parties hereto shall, except as otherwise specified herein, be in writing and be delivered by fax, express delivery, in person, or mailed to any such party at the address of such party set forth in Section 2 "Parties" above. Any party may, by notice hereunder to the other party, designate a changed address for such party. Any notice, if faxed, shall be deemed received upon confirmation of the receipt thereof; if sent by express delivery, shall be deemed received upon delivery as set forth on the express delivery receipt; if personally delivered, shall be deemed received upon delivery; and if mailed properly addressed, postage prepaid, certified mail, shall be deemed dispatched on the date stamped on the certified mail receipt, and shall be deemed received the fifth business day thereafter, or when it is actually received, whichever is sooner. Attempted delivery, in person or by express delivery at the correct address, shall be deemed received on the date of such attempted delivery. All references to hours of the day shall mean the official time in effect on the date in question in the State of New Jersey.
6    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.
7    Assignability.  Neither party hereto shall have the right to assign or otherwise transfer (by operation of law or otherwise) its rights or obligations under this Agreement except with the prior written consent of the other party.
8    Captions.  Captions of the sections of this Agreement are for convenience and reference only, and the words contained shall not be held to modify, amplify, or aid in the interpretation of the provisions of this Agreement.
9    Counterparts and/or Facsimile Signature.     This Agreement may be
executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.
10   Situs.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of laws.
11. Arbitration. Except for obtaining injunctive relief by either party against actual or threatened conduct that would cause irreparable harm to that party, and except for controversies, disputes or claims under this Agreement related to the enforceability of restrictive covenants relating to non-competition, any dispute arising between the parties shall be submitted for arbitration to be administered by the Philadelphia office of the American Arbitration association on demand of either party. All such claims shall be heard by one arbitrator. Such arbitration proceedings shall be conducted in Philadelphia or its adjacent suburbs, and, except as otherwise provided in this agreement, shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have the right to award or include in its award any relief which he or she deems proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, reasonable attorneys' fees and costs. The award and decision of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, and each waives any right to contest the validity or enforceability of such award. The arbitrator shall apply the provisions of any applicable limitation on the period of time in which claims must be brought. The parties further agree that, in connection with any such arbitration proceeding, each shall submit or file any claim that would constitute a compulsory counterclaim (as defined by rule 13 of the federal rules of civil procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. This provision shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this agreement. The parties agree that arbitration shall be conducted on an individual, not a class-wide, basis and that none of the parties hereto shall be entitled to consolidation of arbitration proceedings involving such parties with those of any third party, nor shall the arbitrator or any court be empowered to order such consolidation.
12. Venue. With respect to any claim which will be determined by a court of competent jurisdiction (excluding the arbitration set forth above, but not any appeal or enforcement of such arbitration), any action, suit, or proceeding arising out of, based on, or in connection with this Agreement may be brought only in the Superior Court of New Jersey, Burlington County, or the United States District Court for the Southern District of New Jersey, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.
13. Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.
14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
15. Modification. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

16. Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.
     Executed by each party as of the day and year first above written.

APTA HOLDINGS, INC.                GAVELLA CORP.

______________________________________  ___________________________________
By:  Harry J. Santoro, President        By:  Harry J. Santoro, President

______________________________________  ___________________________________
Attest:  Stephen M. Robinson, Secretary Attest:  Stephen M. Robinson,
Secretary